Exhibit 99.7

UNAUDITED PRO FORMA COMBINED FINANCIAL

INFORMATION

Introductory Note

On May 31, 2023, Cibus, Inc. (the “Company”, and prior to the closing of the Mergers, “Calyxt, Inc.” or “Calyxt”) completed its business combination in accordance with the terms of the Agreement and Plan of Merger, dated as of January 13, 2023, as amended by the First Amendment thereto dated as of April 14, 2023 (as amended, the “Merger Agreement”), by and among Calyxt; Calypso Merger Subsidiary, LLC, a wholly-owned subsidiary of Calyxt (“Merger Subsidiary”); Cibus Global, LLC, (“Cibus Global”); and certain blocker entities (the “Blockers”), pursuant to which, among other matters, (a) each of the Blockers merged with and into Calyxt, (c) following the Blocker Mergers, Merger Subsidiary merged with and into Cibus Global (the “Cibus Merger” and, collectively with the Blocker Mergers, the “Mergers”), with Cibus Global as the surviving company and Merger Subsidiary ceasing to exist. In connection with the Mergers, Calyxt contributed all of its assets and liabilities to Cibus Global, as a contribution to the capital of Cibus Global, in exchange for newly issued membership units of Cibus Global, pursuant to a contribution agreement between Calyxt and Cibus Global. Pursuant to the Merger Agreement, upon the effective time, the Company changed its name from Calyxt, Inc. to Cibus, Inc.

On May 31, 2023 and prior to the Mergers, Calyxt effected a 1-for-5 reverse stock split of its common stock (the “Second Reverse Stock Split”). In addition, on April 24, 2023, Calyxt effected a 1-for-10 reverse stock split of its common stock (the “First Reverse Stock Split” and, together with the Second Reverse Stock Split, the “Reverse Stock Splits”).

At the closing of the Mergers, each share of Calyxt common stock existing and outstanding immediately prior to the Mergers remained outstanding as a share of Class A Common Stock and the Company issued an aggregate of 16,527,484 shares of Class A Common Stock (and together with the Class B Common Stock, the “Shares”), including 1,019,282 shares of restricted Class A Common Stock, and 4,642,635 shares of Class B Common Stock to Cibus unitholders, based on an exchange ratio set forth in the Merger Agreement.

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information presents the combination of the historical financial statements of Calyxt, Inc. and the historical financial statements of Cibus Global, after giving effect to the Mergers.

The following unaudited pro forma combined financial information gives effect to the transaction accounting adjustments, which consist of the Mergers, and the Reverse Stock Splits.

In the unaudited pro forma combined financial information, the Mergers have been accounted for as a business combination, using the acquisition method of accounting under U.S. GAAP where Calyxt, Inc. is considered the acquirer of Cibus Global for accounting purposes. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated under the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. Cibus Global meets the definition of a variable interest entity, and Calyxt, Inc., which is the managing member of Cibus Global, has been determined to be the primary beneficiary.

Under the acquisition method of accounting, the assets and liabilities associated with Cibus Global are recorded at their estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, are recognized as goodwill. For purposes of the unaudited pro forma combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of Cibus Global based upon management’s preliminary estimate of their fair values and are subject to change. Accordingly, the value of Cibus Global assets and liabilities recognized should be treated as preliminary values.

The unaudited pro forma combined balance sheet data as of March 31, 2023 assumes that the Mergers took place on March 31, 2023 and combines the Calyxt, Inc., and Cibus Global historical balance sheets as of March 31, 2023. The unaudited pro forma combined statement of operations data for three months ended March 31, 2023 and for the year ended December 31, 2022 gives effect to the Mergers as if they took place on January 1, 2022 and combines the historical results of Calyxt, Inc. and Cibus Global for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively.

The historical financial statements of Calyxt, Inc. and Cibus Global have been adjusted to give pro forma effect to reflect the accounting for the transactions in accordance with U.S. GAAP. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Company, including all of its subsidiaries (including Cibus Global) (collectively on a consolidated basis, the “Combined Company”) upon consummation of the Mergers.

The unaudited pro forma combined financial information is based on assumptions and adjustments that are described in the accompanying notes and is for illustrative purposes only. The unaudited pro forma combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience. The actual amounts recorded as of the completion of the Mergers may differ materially from the information presented in the unaudited pro forma combined financial information as a result of finalization of the fair value of Cibus Global’s assets and liabilities assumed that will occur after the completion of the Mergers.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the audited consolidated financial statements of Cibus Global as of and for the year ended December 31, 2022, included elsewhere in the Current Report on Form 8-K/A of Cibus, Inc. filed with the SEC on June 29, 2023 (the “Form 8-K/A”), Cibus Global’s interim financial statements as of and for the three-month period ended March 31, 2023, which are included in the Form 8-K/A, and the audited financial statements of Calyxt, Inc. as of and for the year ended December 31, 2022, which are included in Calyxt Inc.’s annual report on Form 10-K/A, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 3, 2023, and the interim financial statements of Calyxt, Inc. as of and for the three-month period ended March 31, 2023, which are included in Calyxt, Inc.’s quarterly report on Form 10-Q, filed with the SEC on May 1, 2023.

Unaudited Pro Forma Combined Balance Sheet

As of March 31, 2023

(in thousands)

			Transaction		Pro Forma
			Accounting		Combined
	Calyxt, Inc.	Cibus Global	Adjustments	Note 5	Total
Assets
Current assets:
Cash and cash equivalents	$2,054	$13,997	$—		$16,051
Accounts receivable	—	1,413	—		1,413
Due from related parties, net	—	196	—		196
Employee retention credit receivable		2,062			2,062
Notes receivable	—	1,000	(1,000)	(i)	—
Prepaid expenses and other current assets	529	1,182	—		1,711

Total current assets	2,583	19,850	(1,000)		21,433
Land, buildings, and equipment	4,104	6,679	3,624	(h)	14,407
Operating lease right-of-use-assets	13,493	10,150	—		23,643
Other non-current assets	105	471	—		576
Intangible assets, net	—	—	43,966	(h)	43,966
Goodwill	—	—	659,376	(h)	659,376

Total assets	$20,285	$37,150	$705,966		$763,401

Liabilities, redeemable noncontrolling interest and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$327	$4,255	$—		$4,582
Accrued expenses	1,052	2,925	5,434	(a)(f)	9,411
Accrued compensation	180	3,348	—		3,528
Due to related party	63	79	—		142
Deferred revenue	—	1,292	—		1,292
Notes payable, current portion	—	614	—		614
Current portion of financing lease obligations	—	152	—		152
Common stock warrants	1,110	—	—		1,110
Short-term debt	1,000	—	(1,000)	(i)	—
Other current liabilities	483	5,726	—		6,209

Total current liabilities	4,215	18,391	4,434		27,040
Notes payable, net of current portion	—	727	—		727
Operating lease obligations	13,342	6,735	—		20,077
Financing lease obligations	—	49	—		49
Royalty liability - related parties	—	52,666	29,278	(h)	81,944
Other non-current liabilities	61	1,519	—		1,580

Total liabilities	17,618	80,087	33,712		131,417

Redeemable noncontrolling interest	—	—	138,235	(j)	138,235
Shareholders’ equity:
Series A convertible preferred units	—	64,097	(64,097)	(j)	—
Series B convertible preferred units	—	54,710	(54,710)	(j)	—
Series C convertible preferred units	—	67,012	(67,012)	(j)	—
Series D convertible preferred units	—	54,195	(54,195)	(j)	—
Series E convertible preferred units	—	34,381	(34,381)	(j)	—
Series F convertible preferred units	—	58,562	(58,562)	(j)	—
Voting common units	—	—	—		—
Nonvoting common units	—	1,284	(1,284)	(j)	—
Common stock	1	—	1	(b)(j)	2
Common stock in treasury, at cost	(1,043)	—	—		(1,043)
Unit subscription receivable	—	(4,080)	4,080	(c)(j)	—
Additional paid-in capital	221,254	57,311	443,608	(c)(j)	722,173
Accumulated other comprehensive income (loss)	—	—	—	(c)(j)	—
Accumulated deficit	(217,545)	(430,409)	420,571	(c)(j)	(227,383)

Total shareholders’ equity (deficit)	2,667	(42,937)	534,019		493,749

Total liabilities, redeemable noncontrolling interest and shareholders’ equity (deficit)	$20,285	$37,150	$705,966		$763,401

Unaudited Pro Forma Combined Statement Of Operations

For the Three Months Ended March 31, 2023

(in thousand, except share and per share amounts)

			Transaction		Pro Forma
			Accounting		Combined
	Calyxt, Inc.	Cibus Global	Adjustments	Note 5	Total
Revenue
Collaboration and research - related party	$—	$193	$—		$193
Revenue	42	—	—		42

Total revenue	42	193	—		235

Operating expenses
Research and development	2,209	9,822	—		12,031
Selling, general and administrative	2,296	5,208	(905)	(a)(h)	6,599

Total operating expenses	4,505	15,030	(905)		18,630

Loss from operations	(4,463)	(14,837)	905		(18,395)
Interest income	—	(2)	—		(2)
Interest expense	21	66	—		87
Interest expense, royalty liability - related parties	—	3,341	—		3,341
Other (income) expense, net	910	29	—		939

Total other (income) expense, net	931	3,434	—		4,365

Net loss	$(5,394)	$(18,271)	$905		$(22,760)

Net loss attributable to redeemable noncontrolling interest	—	—	(4,978)	(g)	(4,978)

Net loss attributable to combined company	$(5,394)	$(18,271)	$5,883		$(17,782)

Net loss per share attributable to common stockholders, basic and diluted	$(5.46)				$(1.22)

Weighted average common shares outstanding, basic and diluted	988,139		10,954,470	(d)	14,526,123

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2022

(in thousands, except share and per share amounts)

			Transaction		Pro Forma
		Cibus	Accounting		Combined
	Calyxt, Inc.	Global	Adjustments	Note 5	Total
Revenue

Collaboration and research	$—	$202	$—		$202
Collaboration and research - related party	—	908	—		908
Revenue	157	—	—		157

Total revenue	157	1,110	—		1,267

Operating expenses
Research and development	11,553	33,461	—		45,014
Selling, general and administrative	10,974	16,779	12,178	(a)(e)(f)(h)	39,931

Total operating expenses	22,527	50,240	12,178		84,945

Loss from operations	(22,370)	(49,130)	(12,178)		(83,678)
Interest income	—	(7)	—		(7)
Interest expense	87	291	—		378
Interest expense, royalty liability - related parties	—	6,073	—		6,073
Other (income) expense, net	(5,566)	66	—		(5,500)

Total other (income) expense, net	(5,479)	6,423	—		944

Net loss	$(16,891)	$(55,553)	$(12,178)		$(84,622)

Net loss attributable to redeemable non controlling interest	—	—	(18,510)	(g)	(18,510)

Net loss attributable to combined company	$(16,891)	$(55,553)	$6,332		$(66,112)

Net loss per share attributable to common stockholders, basic and diluted	$(18.36)				$(4.64)

Weighted average common shares outstanding, basic and diluted	919,951		10,885,266	(d)	14,254,388

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of Regulation S-X. The unaudited pro forma combined balance sheet as of March 31, 2023 was prepared using the historical consolidated balance sheets of Calyxt, Inc. and Cibus Global as of March 31, 2023. The unaudited pro forma combined statement of operations for the three months ended March 31, 2023 and the year ended December 31, 2022 was prepared using the historical consolidated statements of operations of Calyxt, Inc. and Cibus Global for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively, and gives effect to the Mergers as if they occurred on January 1, 2022.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP. Calyxt, Inc. is deemed the accounting acquirer in the Mergers for accounting purposes and Cibus Global is treated as the accounting acquiree. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated under the variable interest or voting interest model pursuant to ASC 810. If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. Cibus Global meets the definition of a variable interest entity and Calyxt, Inc., which is the managing member of Cibus Global, has been determined to be the primary beneficiary.

The application of acquisition accounting to Cibus Global is dependent upon other factors such as the share price of Calyxt, Inc. as well as certain valuations that have yet to progress to a stage where there is sufficient information for a definitive measurement. Following the closing of the Mergers, the Combined Company is in the process of completing the valuations and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing of the Mergers. The assets and liabilities of Cibus Global and other pro forma adjustments have been measured based on various preliminary estimates using assumptions the Company believes are reasonable, based on information that is currently available. Accordingly, the pro forma adjustments are preliminary. Differences between these preliminary estimates and the final acquisition accounting could be significant, and these differences could have a material impact on the accompanying unaudited pro forma combined financial information and the Combined Company’s future results of operations and financial position.

The unaudited pro forma combined financial information does not include the impact of any cost or other operating synergies that may result from the Mergers or any related restructuring costs that may be contemplated.

To the extent there are significant changes to the business of the Combined Company following completion of the Mergers, the assumptions and estimates set forth in the unaudited pro forma combined financial information could change significantly. Accordingly, the pro forma adjustments are subject to change as additional information becomes available and as additional analyses are conducted following the completion of the Mergers. There can be no assurances that these additional analyses will not result in material changes, including the estimates of fair value of Cibus Global’s assets and liabilities.

2. Purchase Price

The accompanying unaudited pro forma combined financial information reflects a purchase price of approximately $634.8 million, which consists of the following:

Number of Shares received by Cibus Global equityholders as merger consideration (1)	20,150,837
Multiplied by the fair value per share of the Calyxt common stock (2)	$31.50

Estimated purchase price	$634,751,334

(1)

This Share number represents the aggregate number of Shares issued to Cibus Global members in the Merger and comprises: 15,508,202 shares of Class A Common Stock and 4,642,635 shares of Class B Common Stock. This Share number excludes 1,019,282 restricted shares of Class A Common Stock, which are subject to vesting conditions.

(2)	Reflects the assumed purchase price per share of Calyxt, Inc. common stock, which is the closing price of Calyxt, Inc.’s common stock on May 31, 2023, the closing date of the Merger.

3. Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of Cibus Global’s assets and liabilities. The following table summarizes the preliminary purchase price allocation as of the acquisition date (in thousands):

Cash and cash equivalents	$13,997
Accounts receivable	1,413
Due from related parties, net	196
Employee retention credit receivable	2,062
Note receivable	1,000
Prepaid expenses and other current assets	1,182
Property and equipment	10,303
Operating lease right-of-use-assets	10,150
Other assets	471
In-process research and development, intangible asset	43,966
Goodwill	659,376
Accounts payable	(4,255)
Accrued expenses	(6,273)
Due to related party	(79)
Deferred revenue	(1,292)
Notes payable, current portion	(614)
Operating lease liabilities, current portion	(4,659)
Financing lease liabilities, current portion	(152)
Other current liabilities	(1,067)
Notes payable, net of current portion	(727)
Operating lease liabilities, net of current portion	(6,735)
Financing lease liabilities, net of current portion	(49)
Royalty liability - related parties	(81,944)
Other non-current liabilities	(1,519)

Estimate of consideration expected to be transferred	$634,751

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet. The final purchase price allocation will be determined when the Combined Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include material changes in allocations to the Royalty Liability, tax receivables liability, deferred tax liabilities and intangible assets such as trademark, developed technologies, in-process research and development technologies as well as goodwill and other changes to assets and liabilities.

4. Shares Issued to Cibus Unitholders upon Closing of the Mergers

At the closing of the Mergers, all outstanding Cibus Global equity converted into the right to receive Shares as consideration for the Mergers in the amounts as set forth in an allocation schedule provided for in the Merger Agreement and updated as of May 31, 2023, which resulted at the closing of the Mergers, in the Company issuing to holders of Cibus Global equity instruments and aggregate number of Shares representing approximately 95% of the aggregate number of outstanding Shares at closing. The allocation schedule is based on an exchange ratio of approximately 0.0634 determined as of January 13, 2023 based on stipulated values of Cibus Global and Calyxt, Inc. At closing of the Mergers, the Company issued an aggregate of 20,150,837 Shares to holders of Cibus Global equity instruments, determined as follows:

Cibus Global:
Cibus Global non-voting common units with threshold (1)	45,797,340
Cibus Global warrants (1)	29,751,050

Total pre-closing Cibus Global warrants and non-voting common units with threshold	75,548,390
Weighted average exchange ratio applicable to Cibus Global warrants and non-voting common units with threshold
Exchange ratio (rounded)	0.0515

Total Cibus, Inc. post-Mergers Shares for Cibus Global warrants and non-voting common units with threshold	3,891,509

Plus:
Cibus Global non-voting common units	1,475,059
Cibus Global preferred units	254,936,576

Total pre-closing Cibus Global preferred units and non-voting common units	256,411,635
Exchange ratio (rounded)	0.0634

Total Cibus, Inc. post-Mergers Shares for Cibus Preferred Units and non-voting common units	16,259,328

Total Cibus, Inc. post-Mergers Shares	20,150,837

(1)

Per the Merger Agreement, the outstanding non-voting restricted common units of Cibus Global, as well as outstanding warrants to purchase units of Cibus Global, converted based on the fair value of such units, as a percentage of the Calyxt Inc. common stock value, multiplied by the conversion ratio of approximately 0.0515. This resulted in a weighted average conversion ratio applicable to the units which varies from the conversion ratio applied to Cibus Global preferred units and pre-Mergers Cibus Global non-voting common units without an applied threshold value.

The exchange ratio has been adjusted to give retrospective effect to the Reverse Stock Splits.

5. Pro Forma Adjustments

The unaudited pro forma combined financial information includes pro forma adjustments that reflect transaction accounting adjustments, as well as other adjustments deemed to be directly related to the Mergers and the Reverse Stock Splits, irrespective of whether or not such adjustments are deemed to be recurring.

Based on the Company’s review of Cibus Global’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Cibus Global to conform to the Company’s accounting policies are not expected to be significant.

The unaudited pro forma combined financial information reflects the Reverse Stock Splits.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

(a)

To reflect preliminary estimated transaction costs of $3.8 million in connection with the Mergers, such as adviser, legal, and accounting expenses that are expected to be incurred by Calyxt, Inc.; an increase in selling, general and administrative expenses in the unaudited proforma combined statement of operations for the year ended December 31, 2022; a decrease of $1.2 million in selling general and administrative expense in the in the unaudited proforma combined statement of operations for the three months ended March 31, 2023 for the portion of costs expensed in the period; and a $2.6 million increase in accrued liabilities and accumulated deficit in the unaudited pro forma combined balance sheet as of March 31, 2023 for the portion of costs not yet incurred or accrued as of the balance sheet date.

(b)	To reflect the change in Calyxt, Inc.’s common stock’s par value and additional paid-in capital upon the exchange of Cibus Global equity interests for Shares upon the closing of the Mergers.

Common Shares
Shares to Cibus Global holders (1)	20,150,837
Shares held by Calyxt Stockholders	1,074,397

Total shares	21,225,234

Par value per share	$0.0001

Aggregate par value of shares (in thousands)	2
Aggregate par value of Calyxt Common Stock (in thousands)	(1)

Par value adjustment (in thousands)	$1

(1)

This Share number represents the aggregate number of Shares issued to Cibus Global members in the Merger and comprises: 15,508,202 shares of Class A Common Stock and 4,642,635 shares of Class B Common Stock. This Share number excludes 1,019,282 restricted shares of Class A Common Stock, which are subject to vesting conditions.

(c)	To reflect the elimination of Cibus Global’s historical accumulated deficit, accumulated other comprehensive loss, unit subscription receivable, and additional paid-in capital balances.

(d)

The pro forma combined basic and diluted net loss per share of Class A Common Stock have been adjusted to reflect the pro forma net loss for the three months ended March 31, 2023 and the year ended December 31, 2022. In addition, the number of shares of Class A Common Stock used in calculating the pro forma combined basic and diluted net loss per share of Class A Common Stock has been adjusted to reflect the total number of shares of Class A Common Stock that are outstanding as of the closing of the Mergers, including all Series F preferred units issued prior to the closing of the Mergers. $59.6 million of gross proceeds related to the Series F preferred units, which was received subsequent to March 31, 2023, is not reflected in the pro forma adjustments in the balance sheet.

For the three months ended March 31, 2023 and year ended December 31, 2022, the pro forma weighted average shares of Class A Common Stock outstanding has been calculated as follows:

	Three Months Ended	Year Ended
	March 31, 2023	December 31, 2022
Historical Cibus Global weighted-average common units outstanding	40,743,549	38,624,893
Impact of Cibus Global convertible preferred units assuming conversion as of January 1, 2022	222,194,079	222,194,079
Impact of Cibus Global convertible preferred units converted to Class B Common Stock as of January 1, 2022	(73,217,113)	(73,217,113)

Subtotal	189,720,515	187,601,859
Application of exchange ratio to historical Cibus Global convertible preferred units outstanding (rounded)	0.0634	0.0634

(a) Subtotal	12,030,016	11,895,673

Impact of accelerated vesting for Cibus Global non-voting common units with threshold, assuming conversion as of January 1, 2022	3,766,988	3,766,988
Application of weighted average exchange ratio for accelerated vesting of non-voting common units with threshold (rounded)	0.0570	0.0570

(b) Subtotal	214,803	214,803

Impact of Cibus Global warrants, assuming conversion as of January 1, 2022	29,751,050	29,751,050
Application of exchange ratio to historical Cibus Global warrants outstanding (rounded)	0.0402	0.0402

(c) Subtotal	1,195,752	1,195,752

Adjusted Cibus Global weighted-average common units outstanding (after giving effect to the Exchange Ratio) (a + b + c)	13,440,571	13,306,228

Historical Calyxt, Inc. weighted-average shares of common stock outstanding	988,139	919,951
Impact on Calyxt, Inc. Common Stock of acclerated vesting of equity awards as of January 1, 2022	97,413	28,209

Total weighted average units outstanding	14,526,123	14,254,388

Less: Historical Cibus Global weighted-average units outstanding	2,583,514	2,449,171
Less: Historical Calyxt, Inc. weighted-average shares of common stock outstanding	988,139	919,951

Total weighted average units outstanding - pro forma adjustment	10,954,470	10,885,266

(e)

To reflect $4.4 million in share-based compensation expense for Calyxt, Inc. as a result of the transaction, based on the fair value of awards for which vesting was accelerated based on the original grant terms, in connection with the Mergers.

(f)

To reflect Calyxt, Inc.’s estimated compensation expense of $2.8 million related to severance payments resulting from pre-existing employment agreements that are payable in cash in connection with the Mergers but were not incurred as of December 31, 2022. These expenses are reflected as an increase to accrued expenses and accumulated deficit in the unaudited pro forma combined balance sheet. Calyxt, Inc.’s compensation costs of $2.8 million are reflected as selling, general and administrative expenses in the unaudited pro forma combined statement of operations for the year ended December 31, 2022.

(g)

To reflect the impact of the redeemable noncontrolling interest created upon the election of historical holders of Cibus units to elect to receive “Up-C” units as consideration in connection with the Mergers, which is approximately 22% of the historical Cibus Global units.

(h)

To reflect the impact of the preliminary purchase price allocation as described in Note 3, including the preliminary estimate of goodwill, the acquisition date fair value of land, buildings, and equipment, the royalty liability—related parties, and the deferred tax liability, and recognition of the intangible assets at the preliminary fair value, offset by the associated impact on amortization expense. The following table summarizes the intangible assets acquired (in thousands):

	Preliminary Fair Value	Estimated Weighted- Average Useful Life	Amortization Expense for Three Months Ended March 31, 2023	Amortization Expense for Year Ended December 31, 2022
IPR&D (1)	$20,371		$—	$—
Developed technology	9,995	20	125	500
Trade name	13,600	20	170	680

Total Pro forma Adjustment	$43,966		$295	$1,180

(1)

In-process research and development (“IPR&D”) assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the research and development period after the closing date of the Mergers, these assets will not be amortized. Such IPR&D projects will become amortizable when applicable products, which are currently in various stages of development, are complete.

(i)

To reflect the elimination of the $1.0 million note receivable / short-term interim financing debt for amounts borrowed from Cibus Global by Calyxt, Inc. pursuant to the Merger Agreement, which was settled in connection with the closing of the Mergers.

(j)

The total impact to redeemable noncontrolling interest and equity for the above adjustments is reflected in the table below. The redeemable noncontrolling interest has been classified within mezzanine equity due to the presence of conditions that would allow holders to cause redemption:

			Common Stock
			Cibus Global		Calyxt, Inc.		Additional Paid-in-Capital	Unit Subscription Receivable	Accumulated Deficit	AOCI	Stockholders Equity	Non-Controlling Interest
(amounts in thousands, except share amounts)			Units	Amount	Shares	Amount
Purchase price allocation fair value	(h	)	—	—	—	—	677,688	—	—	—	677,688	—
Pre-combination stock-based compensation costs for Calyxt, Inc.	(e	)	—	—	—	—	4,404	—	(4,404)	—	—	—
Elimination of historical Cibus Global APIC and accumulated deficit	(c	)	—	—	—	—	(434,489)	4,080	430,409	—	—	—
Exchange of outstanding Cibus Global member units into Calyxt, Inc. common stock based on the assumed exchange ratio	(b	)	(272,406,478)	(334,241)	20,150,837	1	334,240	—	—	—	—	—
Severance payments to Calyxt, Inc. employees	(f	)	—	—	—	—	—	—	(2,834)	—	(2,834)	—
Transaction costs incurred by Calyxt Inc., associated with the Mergers	(a	)	—	—	—	—	—	—	(2,600)	—	(2,600)	—
Impact of redeemable noncontrolling interest	(g	)	—	—	—	—	(138,235)	—	—	—	(138,235)	138,235

Pro forma adjustment			(272,406,478)	$(334,241)	20,150,837	$1	$443,608	$4,080	$420,571	$—	$534,019	$138,235